Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	media@sprouts.com
(602) 682-1584
susannahlivingston@sprouts.com

Sprouts Farmers Market, Inc. Appoints Curtis Valentine as Chief Financial Officer

PHOENIX, Ariz. – (Business Wire) – October 31, 2023 – Sprouts Farmers Market, Inc. (Nasdaq: SFM), one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States, today announced the appointment of Curtis Valentine as chief financial officer of the company, effective January 1, 2024. Valentine is currently Sprouts’ senior vice president of finance and will succeed Lawrence (“Chip”) Molloy, who previously announced his intention to retire as chief financial officer at the end of 2023.

“We are delighted to elevate Curtis from our deep bench of finance talent to be our chief financial officer,” said Jack Sinclair, chief executive officer of Sprouts. “Curtis and Chip have worked closely together for the last two years, and I believe there is no one better suited for the role to ensure a seamless transition as we continue to execute on our strategy and deliver value to our shareholders.”

Valentine brings more than 15 years of financial and retail experience to the chief financial officer role, having served as a leader in Sprouts’ financial organization for over eight years. Prior to joining Sprouts, Valentine served in financial management roles across multiple business units for seven years at PetSmart, Inc., the leading pet retailer. He earned a bachelor of science degree from Bowling Green State University and a master of business administration degree from the W.P. Carey School of Business at Arizona State University.

“I’m honored to serve Sprouts as its new chief financial officer,” said Valentine. “I look forward to continuing to work with our executive leadership team, our board of directors, and all of our talented team members in my new role to drive the initiatives that support our strategy. With our strong financial positioning and growth trajectory, I could not be more excited about the future opportunities for all of our stakeholders.”

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements that involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include those set out in the company’s Securities and Exchange Commission filings. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

True to its farm-stand heritage, Sprouts offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. The healthy grocer continues to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Headquartered in Phoenix, and one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States, Sprouts employs approximately 31,000 team members and operates more than 400 stores in 23 states nationwide. To learn more about Sprouts, and the good it brings communities, visit about.sprouts.com.

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Source: Sprouts Farmers Market, Inc

Phoenix, AZ

10/31/23